                                                                   Exhibit 10.18

                          LOAN AND SECURITY AGREEMENT

     THIS AGREEMENT made this 29th day of October, 1998, by and between COMMAND SYSTEMS, INC. with a principal place of business at 76 Batterson Park Road, Farmington, Connecticut 06032 ("Debtor"), and PEOPLE'S BANK, a Connecticut banking corporation with an address of One Financial Plaza, Hartford, Connecticut 06103 ("Secured Party").


                                  WITNESSETH:

     WHEREAS, Debtor has requested Secured Party make available to it loans from time to time (collectively, "Loans" and individually, the "Loan" ) pursuant to the provisions of Paragraph 4 herein, and Secured Party is willing to make the Loans to Debtor on the terms and conditions and in reliance upon the representations and warranties of Debtor hereinafter set forth:

     NOW, THEREFORE, in consideration of the foregoing and in further consideration of the mutual covenants herein contained, the parties hereto agree as follows:

     1.   SECURITY INTEREST.  Debtor hereby assigns and grants to Secured Party
          -----------------
a security interest in all Debtor's tangible and intangible personal properties (excluding Motor Vehicles) whether now owned or hereafter acquired by it, including, without limitation, Equipment, Accounts, Inventory, Chattel Paper, General Intangibles and Instruments, together with the products and proceeds thereof (sometimes collectively called the "Collateral") to secure payment to Secured Party of the Obligations.

     2.   DEFINITIONS.   As used herein the following terms shall have the
          -----------
following meanings:

          (a) "Accounts" shall mean any right to payment held by Debtor, whether in the form of accounts receivable, notes, drafts, acceptances or other forms of obligations and receivables now or hereafter received by or belonging to Debtor for Inventory sold or leased by it or for services rendered by it whether or not earned by performance, together with all guarantees and security, therefor and all proceeds thereof, whether cash proceeds or otherwise, including, but not limited to, all right, title and interest of Debtor in the Inventory which gave rise to any such Accounts, including, but not limited to, the right of stoppage in transit and all returned, rejected, rerouted or repossessed Inventory;

          (b) "Affiliate" shall mean any Person, directly or indirectly, controlling, controlled by, or under common control with Debtor. A Person shall be conclusively deemed to be in control of or to be controlled by another Person if it holds thirty percent (30%) or more of the outstanding equity interest in such other person or such other person holds thirty percent (30%) or more of its outstanding equity interest. As used herein the term "equity interest" in the case of a corporation shall mean the outstanding
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shares of such corporation having voting power to elect a majority of its Board of Directors, whether or not at the time the holders of any other class or classes of securities of such corporation shall or might have such voting power by reason of the happening of any contingency;

          (c) "Business Day" shall mean any day on which commercial banks are open for business in Hartford, Connecticut;

          (d) "Chattel Paper" shall mean a writing or writings which evidence both a monetary obligation and a security interest in or a lease of specific goods, whether now or hereafter held by Debtor;

          (e) "Equipment" shall mean all the machinery, equipment, furniture, tools, goods and other tangible personal property, excluding Motor Vehicles and Inventory, now owned or hereafter acquired by Debtor;

          (f) "Event of Default" shall mean the existence of a state of facts which constitute a default under the provisions of Paragraph 11 of this Agreement or which after the passage of time, the giving of notice, or both, would constitute such a default under said Paragraph 11;

          (g) "General Intangibles" shall mean any intangible personal property (including, but not limited to, things in action) now or hereafter held by Debtor, other than Accounts, Chattel Paper and Instruments;

          (h) "Instruments" shall mean a negotiable instrument or a security, as defined in the Uniform Commercial Code of Connecticut, or any other writing which evidences a right to the payment of money and is not itself a security agreement or lease and is of a type which, in the ordinary course of business, is transferred by delivery with any necessary endorsement or assignment, whether now or hereafter held by Debtor;

          (i) "Interest Period" shall mean the thirty, sixty or ninety day time period provided for in any LIBOR Rate Loan advance pursuant to Paragraph 4(d) herein;

          (j) "Inventory" shall mean all goods, merchandise, raw materials, work in process, finished goods and products and other tangible personal property now owned or hereafter acquired by Debtor and held for sale or lease or furnished or to be furnished under contracts of service or used or consumed in Debtor's business;

          (k)  "LIBOR"   =    LIBOR Base Rate
                              -------------------------
                              1 - Reserve Percentage

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     "LIBOR Base Rate" shall mean the rate quoted by Secured Party two (2)
Business Days prior to the first day of such Interest Period for the offering by Secured Party to prime commercial banks in the London Interbank Eurodollar market of Dollar deposits in immediately available funds for a period equal to such Interest Period and in an amount equal to the amount of such Eurodollar Loan;

     "Reserved Percentage" shall mean the maximum marginal percentage as prescribed by the Board of Governors of the Federal Reserve system (or any successor) for determining the reserve requirement for Secured Party in respect of Eurodollar deposits having a maturity equal to the Interest Period as the Debtor may elect pursuant to Paragraph 4(d) herein;

          (l) "LIBOR Rate" shall mean LIBOR plus 175 basis points;

          (m) "Loan" or "Loans" shall mean all loans from time to time outstanding;

          (n) "Motor Vehicles" shall have the same meaning as that contained in
Section 14-1(30) of the General Statutes of Connecticut, as revised to 1998;

          (o) "Obligations" shall mean the Loan or Loans and any and all other advances made hereunder, together with interest thereon, and any and all other liabilities and obligations of whatever nature of Debtor to Secured Party, no matter how or when arising and whether under this Agreement, the agreements, instruments and documents required to be executed and delivered by Debtor to
Secured Party pursuant to the terms hereof and   executed by Debtor, or under
any other agreements, guarantees, instruments or documents, past, present or future, and the amount due on any notes, or other obligations of Debtor given to. received by or held by Secured Party (including, but not limited to, overdrafts or any debt, liability, or obligation of Debtor to others which Secured Party may obtain by assignment or otherwise) for or on account of any of the foregoing, whether, in each case, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising;

          (p) "Person" shall mean a natural person, a corporation, a partnership, or any other entity;

          (q) "Prime Rate" shall mean the interest rate announced by Secured Party from time to time as its average prime rate for commercial loans. The Prime Rate is not in all cases the best or lowest interest rate offered by Secured Party.

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          (r) "Subsidiary" shall mean a corporation (with respect to another corporation) of which more than thirty percent (30%) of the outstanding stock having voting power to elect a majority, of its Board of Directors (whether or not at the time the holders of any other class or classes of securities of such corporation shall or might have such voting power by reason of the happening of any contingency) is at any time directly or indirectly owned by another corporation or an Affiliate of any such other corporation.

     3.   REPRESENTATIONS AND WARRANTIES.   Debtor represents and warrants to
          --------------------------------
Secured Party that:

          (a) The financial statements of Debtor, as of June 30, 1998, previously furnished to Secured Party, are correct in every material respect, there has not been any material adverse change in the financial condition of Debtor since the date thereof, and Debtor has no liabilities, fixed or contingent, which are not fully shown or provided for in said financial statement as at the date thereof except (i) as otherwise set forth in Exhibit A
                                                                      ---------
annexed hereto and made a part hereof and (ii) obligations to perform after such date under contracts, purchase orders and other commitments incurred in the ordinary course of business;

          (b) Except as otherwise set forth in Exhibit B annexed hereto and made
                                               ---------
a part hereof, Debtor has, or will have, when acquired by it, good and marketable title to the Collateral free from any adverse liens, security interests or encumbrances, and no financing statements covering all or any part of the Collateral are on file in the office of the Secretary of the State of Connecticut, or the Town Clerk of Farmington, or in any other governmental office, whether or not properly filed under applicable law, and there are no liens or encumbrances on any of the other personal properties of Debtor, except as set forth in said Exhibit B;
                     ---------

          (c) Debtor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted and is duly qualified and in good standing in every jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary;

          (d) Except as disclosed on Exhibit G attached hereto and made a part hereof, there is no judgment, decree or order outstanding or litigation or governmental proceeding or investigation pending, or to the knowledge of the officers of Debtor threatened against it which might have a material adverse effect upon its position, financial, operating or otherwise, and Debtor has filed all tax returns and reports required to be filed by it with the United States Government and all state and local

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governments and has paid in full or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies shown to be due or claimed to be due on or in respect of such tax returns and reports;

          (e) The execution and delivery of this Agreement and each and every other agreement, instrument or document required to be executed and delivered to Secured Party by Debtor pursuant to the terms hereof, have been duly authorized, are each valid, legal and binding upon it and enforceable in accordance with their respective terms;

          (f) The execution and delivery of this Agreement and each and every other agreement, instrument or document required to be executed and delivered to Secured Party by Debtor pursuant to the terms hereof, the consummation of the transactions herein contemplated, the fulfillment of or compliance with the terms and provisions hereof and of each and every other instrument, agreement or document required to be executed and delivered to Secured Party by Debtor pursuant to the terms hereof, are within its powers, are not in contravention of any provisions of its Certificate of Incorporation or any amendments thereto, or of its By-Laws, and will not conflict with or result in a breach of any of the terms, conditions or provisions of any agreement, instrument or other undertaking to which it is a party or by which it is bound, do not constitute a default thereunder or under any of them, and will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of its property or assets pursuant to the terms of any such agreement, instrument or other undertaking, do not require the consent or approval of any governmental body agency or authority and will not violate the provisions of any laws or regulations of any governmental instrumentality applicable to Debtor. Debtor is not in default under any agreement, indenture, mortgage, deed of trust, or any other agreement or any court order or other order issued by any governmental regulatory authority to which it is a party or by which it may be bound;

          (g) The Collateral, the records relating thereto and the place of business and chief executive office of Debtor are all at the address of Debtor first hereinabove set forth;

          (h) Subject to any limitations stated therein or in connection therewith, all information furnished or to be furnished by Debtor pursuant to the terms hereof will not, at the time the same is furnished, contain any untrue statement of a material fact and will not omit to state a material fact necessary in order to make the information so furnished, in the light of the circumstances under which such information is furnished, not misleading;

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          (i) The indebtedness of Debtor for money borrowed by it, as of the date hereof, is as shown on Exhibit C annexed hereto and made a part hereof, and
                            ---------
there does not exist any default with respect thereto or an event which by the passage of time, the giving of notice, or both, would constitute such a default. and which would give rise to a right to accelerate such indebtedness;

          (j) To the best of its knowledge after due inquiry, Debtor is in compliance with all laws, ordinances. rules or regulations, applicable to it, of all federal, state or local governments or any instrumentality or agency thereof, including, but not limited to, the Employee Retirement Income Security Act ("ERISA"), the United States Occupational Safety and Health Act ("OSHA") and all federal, state and municipal laws, ordinances, rules and regulations relating to the environment;

          (k) The holders of all the outstanding stock of Debtor are as shown on Exhibit D annexed hereto and made a part hereof, Debtor has no Subsidiaries and
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has not invested in the stock, common or preferred, of any other corporation, other than as shown on said Exhibit D and there are no fixed, contingent or
                            ---------
other obligations on the part of Debtor to issue any additional shares of its capital stock, other than as described in said Exhibit D;
                                               ---------

          (l) Exhibit E annexed hereto and made a part hereof sets forth all
              ---------
leases pursuant to which Debtor leases real or personal property of every nature or description, the amount of rent payable under each such lease and the terms thereof;

          (m) Debtor is not a party to any agreement or instrument or subject to any corporate restriction (including any restriction set forth in its Certificate of Incorporation) materially and adversely affecting its operations, business, properties or financial condition;

          (n) Debtor possesses all the trademarks, trade names, copyrights, patents, licenses and governmental permits, licenses, orders and approvals, or rights in any thereof, adequate for the conduct of its business as now conducted and presently proposed to be conducted, without conflict of the rights or claimed rights of others, and no action or filing with or consent by, any Person or any governmental or public body or authority, is required to authorize or is otherwise required in connection with the conduct of Debtor's business as now and presently proposed to be conducted; and

          (o) Debtor conducts its business solely in its own name without the use of a trade name or the intervention of or through any other entity of any kind.

     4.   AMOUNT AND TERMS OF LOANS.  Pursuant to the terms of this Agreement
          -------------------------
and upon the satisfaction of the conditions precedent referred to in Paragraph
12

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hereof, Secured Party, may, in the exercise of its sole discretion, make
Loans to Debtor, upon its request, which in the aggregate do not exceed Four Million and 00/100 Dollars ($4,000,000.00). The Loans shall be made on the following terms and conditions.

          (a) The principal amount of the Loans, or such part thereof as may be from time to time outstanding, shall be evidenced by Debtor's promissory note, in the form of Exhibit F annexed hereto and made a part hereof (the "Line of
              ----------
Credit Note"), with appropriate insertions of names, dates and amounts. The Line of Credit Note shall be in the amount of Four Million and 00/100 Dollars ($4,000,000.00). Nothing contained in this subparagraph (a) shall be deemed to prohibit Secured Party from lending in excess of the principal amount of the Line of Credit Note, to delimit the definition of "Obligations" contained herein or to constitute a waiver, release or subordination by Secured Party of the security interest in the Collateral herein granted by Debtor to Secured Party as security for the Obligations. In addition, Debtor hereby agrees that in the event that it forms or acquires any subsidiaries after the date hereof, any such subsidiary shall unconditionally guarantee the Obligations hereunder, which guarantees shall be secured by the grant of a first priority security interest on the personal property assets of any such subsidiary;

          (b) In the event Debtor desires an advance on the Loan, it may request the same by delivering to Secured Party a written request for advance, or by telephonic or facsimile notice to Secured Party, upon which telephonic or facsimile notice Secured Party shall be entitled to rely, Debtor agreeing to indemnify Secured Party, if it shall have so relied in good faith to its detriment, for its losses and expenses, if any, arising from such reliance.
Each such request for an advance on the Loan made by telephonic notice shall be evidenced by Debtor delivering to Secured Party, a written confirmation of the request for advance. The Loans shall be made by Secured Party depositing the proceeds thereof in Debtor's operating account maintained with Secured Party;

          (c) The aggregate principal amount of the Loans from time to time outstanding shall bear interest at a rate per annum equal to the Prime Rate; provided, however, that the rate of interest charged hereunder shall never exceed the maximum amount, if any, allowable by law. In the event the Prime Rate is either increased or decreased, the rate of interest on the Loan then outstanding shall be adjusted on the day the Prime Rate is so changed so as to reflect such increase or decrease in the Prime Rate. Interest only shall be payable monthly and shall be charged on the daily outstanding principal balance of the Loan from time to time outstanding on the basis of the actual days elapsed and a three hundred sixty (360) day year;

          (d) At Debtor's option, which Debtor shall exercise by notifying Secured Party in writing at least two days prior to any requested advance pursuant to

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the notice requirements outlined in Subparagraph (b) above, Debtor may elect that any advance on the Loan in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00) bear interest at a rate per annum equal to LIBOR plus 175 basis points ("LIBOR Rate") for Interest Periods of either thirty, sixty or ninety days as selected by Debtor from the date hereof to October 15, 1999. Any Loan advance that Debtor elects to bear interest at the LIBOR Rate must be in an amount of at least Five Hundred Thousand and 00/100 Dollars ($500,000.00), and Debtor's option to borrow at the LIBOR Rate shall terminate at any time that there are outstanding seven LIBOR maturities. No LIBOR maturity shall have an expiration date after October 15, 1999. Each Interest Period for a LIBOR Rate Loan advance shall commence on the date a Loan advance is made, and shall end on the thirty, sixty or ninety day Interest Period date that Debtor has elected provided that: (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next preceding or succeeding Business Day as is Secured Party's custom in the market to which such LIBOR Rate relates; (ii) all Interest Periods which commence on the same date shall end on the same date; (iii) each Interest Period which commences before, and would otherwise end after October 15, 1999, shall end on October 15, 1999; and (iv) any Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end, shall (subject to clause (a) above) end on the last day of such calendar month.

     In the event that Secured Party shall have determined that (i) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and reasonable means do not exist for determining the LIBOR Rate, or (ii) dollar deposits in the relevant amount of the relevant maturity are not available to the Secured Party in the London Interbank Eurodollar market with respect to a proposed Loan advance, Secured Party shall give Debtor prompt notice of such determination. If such notice is given, then a requested Loan advance shall bear interest at the Prime Rate. Until such notice has been withdrawn, Secured Party shall have no obligation to make Loan advances at the LIBOR Rate or to maintain outstanding Loan advances at the LIBOR Rate.

     Debtor agrees to indemnify Secured Party and hold Secured Party harmless from any loss or expense (including, without limitation, any lost profit) that it may sustain or incur as a consequence of any prepayment or any default by Debtor in the payment of the principal of or interest on a Loan advance bearing interest at the LIBOR Rate including, but not limited to, any loss of profit or any interest payable by Secured Party to lenders of funds obtained by it in order to make or maintain its Loan advances at the LIBOR Rate.

          (e) All advances on the Loan made by Secured Party to Debtor pursuant to this Paragraph 4 shall be recorded in an account on the books of Secured Party bearing Debtor's name ("Debtor's Account"). There shall also be recorded in Debtor's Account all payments made by Debtor on the Loan, proceeds of the Collateral received by Secured Party which are, in the exercise of Secured Party's sole discretion, applied by Secured Party to the Loan, interest and expenses and other appropriate debits and credits as herein provided. Secured Party shall from time to time render and send to Debtor a statement of Debtor's Account showing the outstanding aggregate principal balance of the Loan, together with interest and other appropriate debits and credits as of the date of the statement. The statement of Debtor's Account shall be considered correct in all respects and accepted by and be conclusively binding upon Debtor unless Debtor make specific written objections thereto within thirty (30) days after the date the statement of Debtor's Account is sent.

          (f) Debtor shall pay to Secured Party on October 15, 1999 the outstanding principal balance and all accrued interest and any outstanding charges in connection with the Loan as shown on Debtor's Account; and

          (g) The provisions of this Paragraph 4 shall continue in effect until October 15, 1999, provided, however, that Secured Party may terminate the provisions of this Paragraph 4 at any time upon the happening of an Event of Default hereunder. No such termination shall (i) in any way affect or impair the security interest granted to Secured Party hereunder or any other rights of Secured Party hereunder or under any other agreements, instruments or documents required to be executed and delivered to Secured Party pursuant to the terms of this Agreement, arising prior to any such termination or by reason thereof, (ii) relieve Debtor of any obligation to Secured Party under this Agreement, any such other agreement, instrument or document, or otherwise, until all the Obligations are fully paid and performed, or (iii) affect any right or remedy of Secured Party, hereunder or under any, such other agreement, instrument or document.

     5.   AFFIRMATIVE COVENANTS.  Debtor covenants and agrees that from the date
          ----------------------
hereof until full payment of the Obligations, unless Secured Party otherwise agrees in writing:

          (a) Debtor shall maintain at all times (i) an interest coverage ratio (earnings before interest, taxes, depreciation and amortization divided by interest expenses) of at least 3.00 to 1.00 to be tested quarterly commencing December 31, 1998; (ii) a current ratio (current assets divided by current liabilities as defined by GAAP) of at least 2.00 to 1.00 to be tested quarterly commencing December 31, 1998; (iii) a ratio of shareholder equity (as defined by GAAP) to Secured Party's Four Million Dollar Loan commitment of at least 5.00 to
1.00 to be tested quarterly commencing December 31, 1998. For purposes of determining compliance with this covenant, Debtor acknowledges that shareholder equity is required to increase annually by seventy-five percent (75%) of net income with a further upward adjustment for one hundred percent (100%) realized from any stock offerings. (iv) a ratio of Funded Debt (total debt plus all guaranty obligations and contingent liabilities) to EBITDA (total earnings before interest, taxes, depreciation and amortization calculated for the preceding four (4) quarters) of not more than 3.00 to 1.00 to be tested quarterly commencing March 31, 1999; and (v) maintain at all times cash and/or cash equivalents of at least Five Million and 00/100 Dollars ($5,000,000.00) which covenant shall be tested quarterly commencing December 31, 1998. Each of the foregoing financial covenants outlined in subparagraphs (i) through (v) above shall be determined in each instance by generally accepted accounting principles consistently applied.

          (b) Debtor shall pay and discharge all taxes, general and special, charges and assessments, and other governmental obligations, which may have been or shall be levied, charged or assessed on or against it, its property, or its income or profits before they become delinquent and pay and discharge on or before their due date any and all other lawful claims and demands whatsoever, including, but not limited to, trade obligations, provided, however, that the payment of any such taxes, assessments, governmental obligations or other claims and demands may be postponed so long as they or any of them are being diligently contested in good faith and by appropriate proceedings, appropriate reserves have been provided therefor by Debtor and no lien is placed on any assets of Debtor in connection with such taxes, assessments, governmental obligations or other claims or demands so contested by Debtor;

          (c) Debtor shall maintain, at all times:

               (i) Insurance on its properties against loss by fire and all available extended coverage risks in such amounts and with such insurers as may be satisfactory to Secured Party, which insurance shall by the terms of the policy provide that (x) in the event of loss or damage, if any, the proceeds thereof shall be payable to Secured Party, as the holder of a security interest, mortgage or other lien or interest in the personal or real property of Debtor insured under the policy as Secured Party's interest may appear; (y) the insurance, as to the interest of Secured Party, shall not be invalidated by any act or neglect of Debtor, its directors, officers, agents or employees, by any foreclosure, or other proceeding, or notice of sale relating to said property or any of it; by any change in the title or ownership of the property, or any of it; or by the occupation of the premises where the property, or any of it, is located for purposes more hazardous than are permitted by the policy; and (z) if the policy is canceled, for whatever reason, the insurance shall continue in full force and effect for the benefit of Secured Party for not less than thirty (30) days after written notice of cancellation to Secured Party from the insurer which notice the insurer shall agree to give to Secured Party. Debtor shall cause the insurer to supply to Secured Party certificates, or other evidence of insurance satisfactory to Secured Party, indicating compliance with the foregoing, including evidence of continuation thereof no later than thirty (30) days prior to the expiration of any policy of insurance. Secured Party shall have the right to apply the proceeds of any such insurance in reduction of the Obligations, whether or not then due and payable, in such manner as Secured Party, in its sole discretion may determine or to pay over, at such times and in such amounts, such proceeds or part thereof, as Secured Party in its sole discretion may determine, to Debtor for the purpose of replacing the Collateral affected by any loss relating thereto; and

               (ii) General public liability insurance against claims for personal injury death or property damage in such amounts as are satisfactory to Secured Party and Workmen's Compensation insurance in statutory amounts with companies licensed to do business in the State of Connecticut;

          (d) Debtor shall maintain and preserve the Collateral in good order and condition and not permit or suffer the Collateral to be wasted or destroyed;

          (e) Debtor shall furnish to Secured Party:

               (i) Within ninety (90) days after the end of each of Debtor's fiscal years following the date hereof, its Form 10K filed with the Securities and Exchange Commission and audited financial statement including Debtor's balance sheet, statement of income, and statement of cash flows. Each such audited financial statement shall set forth in each case in comparative form the corresponding figures for the preceding fiscal year, all in reasonable detail, including all supporting schedules, comments and notes, and shall be prepared in accordance with generally accepted accounting principles consistently applied from year to year, including the fiscal year preceding that for which such statement is being furnished. In addition, Debtor shall deliver to Secured Party within thirty (30) days after filing copies of all federal and state income tax returns;

               (ii) Simultaneously with the delivery of the financial statement required in (i) above, a written statement, addressed to Secured Party, of Debtor's independent certified public accountants referred to in (i) above, indicating that, in making the examination necessary for rendering their opinion, as required in (i) above, said accountants have obtained no knowledge of any default, whether or not cured at the time of such examination, in the performance of any obligation of Debtor under this Agreement, or any other agreement, instrument or document executed and delivered to Secured Party by Debtor pursuant to the terms of this Agreement, or disclosing all such defaults of which they have obtained knowledge; provided, however, that in making their examination such accountants shall not be required to go beyond the limits of generally accepted auditing standards;

               (iii) Within sixty (60) days after the end of each fiscal quarter following the date hereof, its Form 10Q filed with the Securities and Exchange Commission and unaudited management prepared balance sheet as at the end of such fiscal quarter and the end of the corresponding fiscal quarter of the preceding fiscal year, and a statement of income of Debtor for the period between the end of the last fiscal year and the end of such fiscal quarter and for the corresponding period of the preceding fiscal year, certified by the President or Treasurer of Debtor as presenting fairly the financial position of Debtor, the results of its operations and the changes in its financial position as at the end of each such fiscal quarter, subject only to normal recurring year-end adjustments which will not, either singly or in the aggregate, have a material adverse effect on Debtor's financial condition;

               (iv) Concurrently with the delivery of any and all financial statements required by this Agreement, a certificate by the President or Treasurer of Debtor stating that to the best of his knowledge and belief all taxes, assessments and charges levied upon Debtor which have become due have been paid, or specifying any such taxes, assessments or charges which have not been paid and stating why they remain unpaid and that he has reviewed each and every obligation of Debtor hereunder, and under each and every other agreement, instrument and document executed and delivered to Secured Party by Debtor pursuant to the terms hereof, that Debtor is not in default in the performance of any of such obligations, or specifying each default of which the signer has knowledge and setting forth what action has been taken to cure any such default.

               (v) Promptly, upon Secured Party's request, a copy of each and every report required to be filed by it with the Internal Revenue Service or any other governmental unit with respect to income taxes, F.I.C.A., and other payroll taxes withheld from or required to be paid on account of its employees' pay and a copy of every depository receipt evidencing the deposit of the same;

               (vi) Promptly upon the issuance thereof, a copy of all orders issued by any Federal, state or municipal regulatory authority under any laws or regulations adopted thereby which, if enforced, would have a material adverse effect upon the condition of Debtor, whether financial, operating, or otherwise, all reports or other materials filed with or issued by the Securities and Exchange Commission, and all reports, notices or statements sent to Debtor's stockholders by Debtor;

               (vii) Promptly upon the filing, issuance or receipt thereof, copies of (A) all annual reports with respect to all pension or other employee benefit plans (collectively referred to as the "Plans" and individually as the "Plan") of

     Debtor, subject to ERISA, filed by or on behalf of Debtor with the Secretary of Labor, the Internal Revenue Service, or the Pension Benefit Guaranty, Corporation (the "PBGC"), subject to ERISA;

               (viii) Promptly upon Secured Party reasonable requests therefor, such other information relating to Debtor and its affairs as Secured Party may from time to time request;

               (ix) On or before the fifteenth day following the close of each fiscal quarter, a detailed written report, in form satisfactory to Secured Party, showing as of the end of the immediately preceding fiscal quarter, all the Accounts of Debtor, including the name and address of each account debtor and an aging of such Accounts, and, from time to time as required by Secured Party, such other reports or other information relating to the Accounts as Secured Party may reasonably request in writing;

               (x) Maintain all operating accounts with Secured Party.

          (f) Debtor shall maintain its properties in good repair, working order and condition and make all needed and proper repairs, renewals, replacements, additions or improvements thereto and immediately notify Secured Party of any event causing loss or depreciation in the value of the Collateral and the amount of such loss or depreciation;

          (g) Debtor shall allow Secured Party by or through any of its officers, agents, attorneys, or accountants designated by it, for the purpose of ascertaining whether or not each and every provision hereof and of any related agreement, instrument and document is being performed and for the purpose of examining the Collateral and the records relating thereto, to enter the offices of Debtor to examine or inspect any of the properties, books and financial records of Debtor, to make copies of such books and records or extracts therefrom, and to discuss the affairs, finances and accounts of Debtor with Debtor all at such reasonable times and as often as Secured Party, may reasonably request;

          (h) Debtor shall defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein and, in the event Secured Party's security interest in the Collateral, or part thereof, would be impaired by an adverse decision, allow Secured Party to contest or defend any such claim or demand in Debtor's name and pay, upon demand, Secured Party's reasonable costs, charges and expenses, including, but not limited to, attorneys' fees, incurred by Secured Party in connection therewith;

          (i) Debtor shall pay to Secured Party, on demand, any and all expenses, including reasonable attorney's fees, incurred or expended by Secured Party in preparation of this Agreement, and all related agreements, instruments and documents, in making or processing the Loans, in the collection or attempted collection of the Obligations and in protecting and/or enforcing the rights of Secured Party, against Debtor and sustaining and/or enforcing the security interest and other liens, if any, granted to Secured Party hereunder and under all related agreements, instruments and documents;

          (j) Debtor shall from time to time, at the request of Secured Party, execute, deliver and file one or more financing statements on Form UCC 1 and other agreements, instruments or documents, and do all other acts as Secured Party deems necessary or desirable to perfect fully its security interest in the Collateral and pay, upon demand, all reasonable expenses, including, but not limited to, attorneys' fees incurred by Secured Party, in connection therewith;

          (k) Debtor shall keep complete and accurate books and records reflecting all facts concerning the Collateral, and pertaining to the Obligations and Debtor's covenants under this Agreement;

          (l) Debtor shall comply with all laws, ordinances and rules and regulations applicable to Debtor of any Federal, state or local government or any instrumental or agency thereof, including, but not limited to, ERISA, OSHA, and Federal, state and municipal laws, ordinances, rules and regulations concerning the environment except to the extent any such law, ordinance, rule or regulation, is being contested in good faith by appropriate proceedings provided that said contest or an adverse decision therein will not have a material adverse effect on the condition, financial, operating or otherwise, of Debtor; and

          (m) Debtor shall promptly advise Secured Party of the happening of an Event of Default or the existence of a state of facts which by the passage of time, the giving of notice, or both, would constitute an Event of Default.

     6.   NEGATIVE COVENANTS.  Debtor covenants and agrees that, from the date
          ------------------
hereof until full payment of the Obligations, unless Secured Party, shall otherwise consent in writing, Debtor shall not:

          (a) Except in the ordinary course of business, create, incur, assume or suffer to exist any mortgage, pledge, security interest, encumbrance, lien or charge of any kind upon or defect in title to or restriction upon the use of any of Debtor's property or assets of any character, whether owned at the date hereof or hereafter acquired, or hold or acquire any property or assets of any character under conditional sales, finance leases (as determined in accordance with generally accepted accounting principles) or other title retention agreements;

          (b) Except in the ordinary course of business, transfer, assign, lease, or otherwise dispose of (other than disposition of Inventory as permitted by Paragraph 10 hereof) its properties or assets, or change the nature of its business, except for the transfer, sale or other disposition of items of the Equipment, which Debtor determines is obsolete and no longer necessary or desirable for the proper conduct of its business, provided (i) the proceeds from any such sale are either applied to the Loan or invested in Equipment, as determined by Debtor with the prior approval of Secured Party, and (ii) Secured Party delivers to Debtor a release of its security interest therein, which shall be delivered upon Secured Party determining to its sole satisfaction that such transfer, sale or other disposition is permitted hereunder;

          (c) Except as disclosed and consented to by Secured Party, create or assume any obligations for money borrowed from any Person other than Secured Party;

          (d) Make loans or advances or endorse, guaranty, or become surety for the obligations of any third Person except for the endorsement of checks in the ordinary course of business. Notwithstanding the foregoing, Debtor is permitted to make loans or advances to Command International Software so long as there does not exist an Event of Default hereunder, any such loan or advance does not create an Event of Default hereunder and Secured Party has received advance notice of any such loan or advance;

          (e) Declare or pay any dividends or make any distributions on its capital stock or purchase, redeem, retire or otherwise acquire any such shares other than transfers of shares to or from Debtor's existing shareholders (or their estate) without the consent of Secured Party.

          (f)  Intentionally Deleted;

          (g) Other than as permitted in Subparagraph (d) above, enter into any transactions of any kind with any of its Affiliates other than in the ordinary course of business;

          (h) Enter into any merger or consolidation, or sell all or substantially all of Debtor's assets, or liquidate, dissolve or otherwise terminate or alter Debtor's existence, form or method of conducting Debtor's business;

          (i) Change its corporate name, adopt any trade names, or conduct its business under any trade name or style other than as hereinabove set forth, or change its chief executive office, places of business or the present locations of the Collateral or the records relating to the Collateral; and

          (j) Acquire, form or dispose of any Subsidiaries or acquire all or substantially all of the assets or capital stock of any other Person or any portion of the assets of any other Person which constitutes a division, product line or line of business. Notwithstanding the foregoing, Debtor is, subject to Secured Party's consent, permitted to acquire a controlling interest of the outstanding capital stock of any other Person so long as the capital stock is of an entity engaged in a business related to the business of Debtor. In any such instance, Debtor is required to pay the purchase price in full from cash from operations and any such transaction must not result in an Event of Default hereunder.

     7.   PAYMENTS BY SECURED PARTY.  At its option, Secured Party may pay for
          -------------------------
insurance on the Collateral and taxes, assessments or other charges which Debtor fails to pay in accordance with the provisions hereof, or of any related agreement. instrument or document, and may discharge any security interest in or lien upon the Collateral. No such payment or discharge of any such security interest or lien shall be deemed to constitute a waiver by Secured Party of the violation of any covenant by Debtor as a result of Debtor's failure to make any such payment or Debtor's suffering of any such security interest or lien. Any payment made or expense incurred by Secured Party, pursuant to this or any other provision of this Agreement shall be added to and become a part of the Obligations of Debtor to Secured Party, shall bear interest at the rate per annum charged pursuant to Paragraph 4 hereof and shall be payable on demand.

     8.   USE OF INVENTORY.   Until the happening of an Event of Default, Debtor
          ----------------
may use the Inventory in any lawful manner not inconsistent with this Agreement or with the terms or conditions of any policy of insurance thereon and may also sell, lease or consume the Inventory in the ordinary course of business. A sale in the ordinary course of business does not include a bulk transfer or a transfer as security for or in partial or total satisfaction of a debt.

     9.   RIGHTS OF SECURED PARTY; NOTICES.  When the Obligations, or any of
          --------------------------------
them, become immediately due and payable, whether by reason of default or upon demand of Secured Party, Secured Party may, pursue any legal remedy available to it to collect Obligations outstanding at said time, to enforce its rights hereunder, and to enforce any and all other rights or remedies available to it both under the Uniform Commercial Code and otherwise, including, but not limited to, the right to take possession of the Collateral and dispose of the same on Debtor's premises, all without judicial process, Debtor hereby waiving any right Debtor might otherwise have to require Secured Party; to resort to judicial process and further waiving Debtor's right to notice and hearing under the Constitution of the United States or any state or under any

Federal or state law, and no such action shall operate as a waiver of any other right or remedy of Secured Party under the terms hereof, any other agreement, instrument or document executed and delivered to Secured Party pursuant to the terms hereof, or the law, all rights and remedies of Secured Party being cumulative and not alternative, In addition, Secured Party may require Debtor to assemble the Collateral and make it available to Secured Party, at a place to be designated by Secured Party which is reasonably convenient to both parties. In the event reasonable notice is required to be given by Secured Party to Debtor under the provisions of the Uniform Commercial Code of the General Statutes of Connecticut, such notice shall be deemed to have been given if mailed, postage prepaid, certified mail, return receipt requested, at least seven (7) days prior to the happening of the event for which such notice is being given, to Debtor at Debtor's address first hereinabove written. Any notice required to be given by Secured Party to Debtor or by Debtor to Secured Party, pursuant to the terms hereof, shall be deemed to have been given (except as otherwise specifically provided in this Agreement) upon mailing the same, postage prepaid, certified mail, return receipt requested, to Debtor or Secured Party, as the case may be, at its address first hereinabove written. Either of the parties hereto may notify the other that any, such notice shall be given to such other address as such party may so instruct by written notice similarly given.

     10.  COLLECTION OF ACCOUNTS.    After an Event of Default hereunder, Debtor
          ----------------------
shall make collections of proceeds upon its Accounts, hold the proceeds received from collections in trust for Secured Party and turn over such proceeds to Secured Party daily and not later than 2:00 p.m. on each business day in the exact form in which they are received, together with a collection report in form satisfactory to Secured Party. Secured Party shall immediately apply such proceeds, and any proceeds of Accounts received by it pursuant to the following provisions of this Paragraph 12, allowing, and subject to a charge for two (2) days of clearance (calculated on from time to time the prevailing interest rate on the Loan) and subject to collection, to the payment of the Obligations in such order of application as Secured Party, in its sole discretion, may determine. Debtor shall, when requested by Secured Party after the happening of an Event of Default;

          (a) Assign or endorse the Accounts to Secured Party, and notify account debtors that the Accounts have been assigned and should be paid directly to Secured Party;

          (b) Turn over to Secured Party all Inventory returned in connection with any of the Accounts;

          (c) Mark or stamp each of its individual ledger sheets or cards pertaining to its Accounts with the legend "Assigned to People's Bank" and stamp or otherwise mark and keep its books, records, documents and instruments relating to the Accounts in such manner as Secured Party may require;

          (d) Mark or stamp all invoices with a legend satisfactory to Secured Party so as to indicate that the same should be paid directly to Secured Party.

          Notwithstanding the foregoing, Secured Party shall have the right, at any time, after the happening of an Event of Default, to itself so notify such account debtors to make such payments of the Accounts directly to Secured Party and Secured Party shall have the further right to notify the post office authorities to change the address for delivery of mail of Debtor to an address designated by Secured Party and to receive, open and dispose of all mail addressed to Debtor.

          After an Event of Default hereunder, Debtor hereby irrevocably constitutes Secured Party as Debtor's attorney-in-fact to issue in the name and execute or endorse on behalf of Debtor each and every notice, instrument and document necessary to carry out the purposes of the provisions of this Paragraph 10, and to take such action in connection with the collection of the Accounts, including, but not limited to, suing thereon, compromising or adjusting the same, as Secured Party, in its sole discretion, deems necessary. The power of attorney granted hereby shall be self-executing, but Debtor shall promptly execute and deliver to Secured Party, upon written request of Secured Party such additional separate powers of attorney, as Secured Party may from time to time reasonably request.

     11.  DEFAULT PROVISIONS.
          ------------------

          (a) The Line of Credit Note shall forthwith become due and payable, without presentment, protest, demand or notice of any kind, if Debtor becomes insolvent (including in said term an inability to pay its debts as they mature) or bankrupt, or makes an assignment for the benefit of its creditors, or consents to the appointment of a trustee or receiver of all or a substantial part of its properties or such appointment is made without its consent, or if bankruptcy, reorganization, arrangement, receivership or liquidation proceedings are instituted by or against Debtor;

          (b) Secured Party may at its option declare the Line of Credit Note due and payable whereupon the same shall become due and payable forthwith, without presentment, protest, demand or notice of any kind in any of the following cases:

               (i) If any payment of principal or interest or any other payment required by the terms hereof or by the Line of Credit Note or by any other instrument, agreement or document executed and delivered to Secured Party pursuant to the terms hereof shall not be fully paid when demand is made for the payment of the same (to the extent payable on demand) or when the same shall fall due, or if any of said obligations shall become or be declared in default;

               (ii) If any payment of principal or interest or any other payment required by any of the obligations of Debtor for money borrowed by it from any third Person shall not be fully paid when demand is made for the payment of the same (to the extent payable on demand) or when the same shall fall due, or if any of said obligations shall become or be declared in default;

               (iii) If any warranty or representation by Debtor contained herein or in any related agreement, instrument or document, or in any, statement furnished by Debtor to Secured Party, proves incorrect in any respect;

               (iv) If default exists in the due observance of any of the covenants or agreements of Debtor set forth in this Agreement, or in any other agreement, instrument or document executed and delivered to Secured Party pursuant to the terms of this Agreement;

               (v) If a judgment is entered against Debtor and remains unsatisfied for a period of thirty (30) days.

     12.  CONDITIONS PRECEDENT TO MAKING LOAN.
          -----------------------------------

          (a) On or prior to the first borrowing hereunder, Secured Party shall have actually received from the party or parties designated below in form and content satisfactory to Secured Party:

               (i) A currently dated certified copy of the resolutions of the Board of Directors of Debtor authorizing the President of Debtor, or an authorized officer to execute and deliver this Agreement and all other agreements, instruments and documents required to be executed and delivered by each to Secured Party by the terms hereof;

               (ii) The Line of Credit Note evidencing the Loan as executed by Debtor;

               (iii)  Reimbursement of all of Secured Party's expenses;

               (iv) A certificate or other proof of insurance satisfactory to Secured Party evidencing compliance with the provisions of subparagraph (c) of Paragraph 5 of this Agreement;

               (v) A certificate of the Secretary of Debtor which shall certify, the names of its officers authorized to sign and deliver to Secured Party requests for advances, together with the true signature of each such officer. Secured Party may conclusively rely on such certificate until it shall receive a further certificate of such Secretary canceling or amending the prior certificate and submitting the name and signature of each officer named in such further certificate as being authorized to so sign and deliver such requests on behalf of Debtor;

               (vi) Such UCC-1 Financing Statements executed by Debtor and UCC searches as Secured Party requests;

               (vii)  Tax Clearance Letters;

               (viii)    UCC Termination Statements and Releases;

               (ix) A certified copy of the Certificate of Incorporation and Bylaws of Debtor.

               (x) Evidence of Operating Account with Secured Party;

               (xi) An opinion letter addressed to Secured Party from counsel satisfactory to Secured Party stating that:

               (A) Debtor is a corporation duly organized and existing, with perpetual corporate existence, and in good standing under the laws of its state of incorporation, has the corporate power to own its properties, to carry on the business in which it is engaged and is in good standing in each state or other jurisdiction in which the conduct of its business or the ownership or lease of its properties requires qualification, licensing or registration.

               (B) The authorized Capital Stock of Debtor consists of ____________ (______) shares of common stock, without par value, of which
     ____________ (_____) shares are duly authorized, validly issued and outstanding, fully paid and non-assessable, and subject to no pre-emptive rights.

                (C) The execution and delivery of this Agreement, and each and every other agreement, instrument and document required to be executed and delivered to Secured Party by Debtor pursuant to the terms hereof have been duly authorized, are valid, legal and binding upon Debtor and are enforceable in accordance with their respective terms, subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, moratorium and other laws affecting the rights of creditors and third parties generally, and further subject to the fact that Secured Party may not be entitled to specific performance of some of the provisions in the Loan and Security Agreement or such other agreements, documents or instruments.

                (D) The execution and delivery of this Agreement, and each and every other agreement, instrument or document required to be executed and delivered to Secured Party by Debtor pursuant to the terms hereof, the consummation of the transactions herein and therein contemplated, the fulfillment of or compliance with the terms and provisions hereof and thereof, are within the corporate powers of Debtor, are not in contravention of any provisions of its Certificate of Incorporation or any amendments thereto, or of its by laws, and will not conflict with or result in a breach of any of the terms, conditions or provisions of any agreement, instrument or other understanding to which Debtor is a party or by which Debtor is bound, or constitute a default thereunder, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of its properties or assets pursuant to the terms of any such agreement, instrument or understanding, do not violate any, Federal, state or local statutes, ordinances, miles or regulations, and do not require the consent or approval of any governmental body, agency or authority.

                (E) There is no judgment, decree or order outstanding or litigation or governmental proceeding or investigation pending, or to the knowledge of such counsel threatened against Debtor which might materially and adversely affect Debtor's position, financial, operating or otherwise; Debtor has filed all tax returns and reports required to be filed with the United States Government and with all other state and local governments requiring the same to be filed and have paid in full or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies shown to be due or claimed to be due on or in respect of such tax returns and reports.

               (F) Secured Party shall have, upon the execution and delivery of this Agreement and the filing of UCC-1 Financing Statements of Debtor in the offices of the Secretary of State of Connecticut and Town Clerk of Farmington, a valid perfected first security interest in the Collateral.

          (b)     At the time of each borrowing hereunder:

               (i) The representations and warranties set forth in Paragraph 3 of this Agreement shall be true and correct on and as of such time to the same effect as though such representations and warranties had been made on and as of such time;

               (ii) Debtor shall be in compliance with all the terms and provisions set forth in this Agreement and in any other agreement, instrument or document required or contemplated to be executed and delivered by it pursuant to the terms hereof and no Event of Default shall be in existence at such time; and

               (iii) Debtor shall have actually made a request for such borrowing by telephonic notice and shall have actually delivered to Secured Party a request for advance. Any such request for a Loan shall constitute an affirmation by Debtor as to the matters set forth in (i) and (ii) above.

     13.  SET-OFF.  Debtor hereby grants to Secured Party, a lien on and a right
          -------
of set-off against all monies, deposits and securities and the proceeds thereof, now or hereafter held or received by, or in transit to, Secured Party from or for Debtor, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all deposits (general or special), balances, sums and credits with and all claims of Debtor against Secured Party at any time existing. Secured Party may at any time apply the same or any part thereof to the Obligations, or any part thereof, whether or not matured at the time of such application.

     14.  GENERAL PROVISIONS.
          ------------------

          (a) No delay or failure of Secured Party in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise preclude any further exercise thereof or the exercise of any other rights, powers or privileges;

          (b) This Agreement, the security interest hereby granted to Secured Party by Debtor and Guarantor and every representation, warranty, covenant, promise and other then herein contained shall survive until the Obligations have been paid in full;

          (c) This Agreement is an integrated document and all terms and provisions are embodied herein and shall not be varied by parol;

          (d) This Agreement is made, executed and delivered in the State of Connecticut and it is the specific desire and intention of the parties that it shall in all respects be construed under the laws of the State of Connecticut,

          (e) The captions for the paragraphs contained in this Agreement have been inserted for convenience only and form no part of this Agreement and shall not be deemed to affect the meaning or construction of any of the covenants, agreements, conditions or terms hereof;

          (f) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that Debtor shall not assign, voluntarily, by operation of law or otherwise, any of its rights hereunder without the prior written consent of Secured Party and any such attempted assignment without such consent shall be null and void.

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals, and to a duplicate instrument of the same tenor at Hartford, Connecticut, the day and year first above written.

Signed, Sealed, and Delivered            COMMAND SYSTEMS, INC.
in the Presence of:

/s/ [ILLEGIBLE]                          BY: /s/ Robert B. Dixon
--------------------------                  --------------------------
                                            Its VP Finance/Treasurer
/s/ [ILLEGIBLE]
--------------------------


                                         PEOPLE'S BANK

--------------------------
                                         BY: /s/ Domenic A. Cessario
                                            --------------------------
--------------------------                   Domenic A. Cessario
                                             Its Assistant Vice President

                                  EXHIBIT LIST

EXHIBIT A    Debtor's Liabilities
EXHIBIT B Liens
EXHIBIT C Outstanding Debts
EXHIBIT D Holders of Outstanding Stock
EXHIBIT E Leases
EXHIBIT F Line of Credit Note
EXHIBIT G Litigation